Exhibit 99.1

MEDIWARE ANNOUNCES CONSOLIDATION OF BUSINESS UNITS

New Structure Will Strengthen Customer Focus, Lower Costs And Improve Efficiencies.

LENEXA, KS July 20 - Mediware Information Systems Inc. (Nasdaq: MEDW) announced today that it completed the consolidation of its three business units into a single corporate structure.  Mediware’s divisions have historically operated as separate entities, with redundant business functions across each operation.  This consolidation of operations and elimination of redundant business functions was initiated two years ago by Mediware’s management team under the direction of outgoing Chief Executive Officer James Burgess.

“The changes announced today will strengthen customer focus, improve operations and enable the Company to fully leverage the assets of each business unit across the entire company,” said Burgess.

As a result of the consolidation, Mediware expects to benefit from reduced costs and lower corporate overhead.  The savings will result primarily from the closing of a small office and the reduction of approximately twenty employees, a significant portion of whom were in the perioperative management division.  The resulting savings and efficiencies are expected to accelerate the growth of the Company’s two primary product lines, which are focused on closed loop clinical systems for blood and medication management.

Mediware’s plans for the future include a stronger focus on areas of healthcare where the Company’s products can support a closed loop clinical process to provide patient safety and operational efficiency improvements.  The Company’s medication management products have provided for this capability, from order entry to pharmacy fulfillment and medication administration.  The recent launch of Mediware’s BloodSafe™ for transfusion administration extends the Company’s blood management capability from the blood bank to bedside administration.  Perioperative management customers will continue to be supported; however, the Company no longer intends to invest in marketing, sales or growth in this area.

Under the restructuring, divisional management will be consolidated under Mediware’s chief operating officer, John Damgaard.  Kevin Ketzel, vice president and general manager of the Medication Management division, has announced his plan to pursue another opportunity outside the Company.

“Mediware’s priorities remain unchanged,” said Damgaard.  “Our focus is on growth, profit, customer satisfaction, and employee satisfaction.  The actions completed today position the Company as a single business unit, with our cost and operational structures in line with our objectives.”

About Mediware
Mediware delivers blood and medication management software systems that encapsulate information supporting patient therapies, reinforce patient safety practices and improve efficiencies to lower costs.  Mediware’s customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world.  For more information about Mediware products and services, visit our web site at www.mediware.com.

Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time.  Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2006, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements.  The Company disclaims any obligation to update its forward-looking statements.

Contact:	James Burgess Chief Executive Officer 913-307-1000 www.mediware.com	Thomas Redington 203 222-7399 212 926-1733 www.redingtoninc.com